SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported):      February 2, 2006

THE TJX COMPANIES, INC.
(Exact name of Registrant as specified in charter)

DELAWARE	1-4908	04-2207613
(State or other jurisdiction of incorporation)	(Common File Number)	(I.R.S. employer identification No.)

770 Cochituate Road, Framingham, MA 01701
(Address of Principal Executive Offices) (Zip Code)

(508) 390-1000
Registrant’s Telephone Number (including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION.
ITEM 8.01 OTHER EVENTS.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
EX-99.1 PRESS RELEASE DATED FEBRUARY 2, 2006 OF THE TJX COMPANIES, INC.

ITEM 2.02      RESULTS OF OPERATIONS AND FINANCIAL CONDITION.
     On February 2, 2006, The TJX Companies, Inc., or TJX, announced its early adoption of the Statement of Financial Accounting Standards (SFAS) No. 123R relating to accounting for stock based compensation in the fourth quarter of the fiscal year ended January 28, 2006, which TJX expects will reduce earnings per share by $.03 in the fourth quarter of fiscal 2006 and by $.12 for the full fiscal 2006 year. TJX has elected the modified retrospective transition method. Accordingly, prior period financial statements will be adjusted to reflect the effect of stock option expense on a consolidated basis, as previously disclosed in the pro forma footnote to the TJX financial statements. Additionally, segment data will be adjusted to reflect the related stock option expense. A copy of TJX’s press release announcing this information, which includes schedules showing the impact of SFAS 123R on several prior periods, is furnished as Exhibit 99.1 hereto.
ITEM 8.01      OTHER EVENTS.
     TJX has also announced that it expects to realize a one-time tax benefit from the repatriation of foreign earnings in the fourth quarter and the fiscal year ended January 28, 2006. The TJX Board of Directors approved the repatriation of approximately US$260 million of accumulated earnings from its Canadian subsidiary, Winners Merchants International L.P., which was completed during January 2006. Recent U.S. tax legislation allows multinationals a one-time opportunity to repatriate accumulated earnings from foreign subsidiaries at a significantly reduced income tax rate. As a result, TJX’s repatriation of foreign earnings will result in a one-time tax benefit to net income of approximately $47 million, or $.10 per share, which TJX will recognize in the fourth quarter of the fiscal year ended January 28, 2006. A copy of TJX’s press release announcing this information is furnished as Exhibit 99.1 hereto.
ITEM 9.01      FINANCIAL STATEMENTS AND EXHIBITS.
(c)	EXHIBITS

Exhibit Number	Title

99.1	Press Release dated February 2, 2006 of The TJX Companies, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

THE TJX COMPANIES, INC.
/s/ Jeffrey G. Naylor
Jeffrey G. Naylor
Senior Executive Vice President and Chief Financial Officer

Dated: February 2, 2006

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated February 2, 2006 of The TJX Companies, Inc.